Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces 2005 Fourth Quarter and Year End Financial Results

Princeton, N.J.; March 6, 2006 – Medarex, Inc. (Nasdaq: MEDX) announced today its financial results for the quarter and year ended December 31, 2005.

Medarex’s net loss for the year ended December 31, 2005 was $146.0 million or ($1.32) per share as compared to a net loss of $186.5 million or ($2.29) per share for 2004. Included in the 2005 consolidated net loss was $12.6 million or ($0.11) per share representing Medarex’s share of the 2005 net loss of Celldex Therapeutics, Inc. Celldex was a 100% owned subsidiary of Medarex through October 11, 2005, and a 60% owned subsidiary thereafter as a result of Celldex’s issuances of equity in connection with the acquisition of all of the outstanding capital stock of Lorantis Limited and the acquisition of substantially all of the assets of Alteris Therapeutics, Inc., both of which were privately held biotechnology companies. Excluding the impact of Celldex, Medarex’s net loss for the year ended December 31, 2005 would have been $133.4 million or ($1.21) per share. Medarex’s consolidated net loss for 2005 also included a non-cash impairment charge of $33.3 million or ($0.30) per share related to a write-down of Medarex’s investments in certain of its corporate partners.

Total revenues for the year ended December 31, 2005 were $51.5 million as compared to $12.5 million for 2004. The increase in revenue for the year ended December 31, 2005 was primarily the result of the reimbursement of product development costs from certain of Medarex’s collaborations and payments received from Medarex’s contract and licensing business.

Research and development (R&D) expenses for the year ended December 31, 2005 increased by $13.8 million, from $122.0 million in 2004 to $135.8 million in 2005. Approximately $3.3 million of the increase related to Celldex’s 2005 R&D activities. The remaining increase of $10.5 million was primarily attributable to increased clinical trial costs for our ipilimumab (MDX-010) program. General and administrative expenses increased by $3.8 million for the year ended December 31, 2005, from $24.3 million in 2004 to $28.1 million in 2005. This increase relates principally to costs incurred by Celldex in connection with its financing activities and its acquisitions of Lorantis and Alteris’s assets.

Acquisition of in-process technology for the year ended December 31, 2005 of $8.4 million related entirely to the Celldex acquisitions of Lorantis and Alteris’s assets.

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Equity in net loss of affiliate, a non-cash expense, was $6.3 million for the year ended December 31, 2005, reflecting Medarex’s share (approximately 22% at December 31, 2005) of Genmab A/S’s net loss, which is accounted for under the equity method.

Medarex ended 2005 with approximately $353.3 million in cash, cash equivalents, marketable securities and segregated cash. Approximately $25.5 million of this balance relates to Celldex. In addition, the current market value of Medarex’s equity interest in Genmab, which is not reflected in the financial statements, is approximately $214 million.

For the three-month period ended December 31, 2005, Medarex reported a net loss of $45.2 million or ($0.40) per share. This compares to a net loss of $57.0 million, or ($0.66) per share for the three-month period ended December 31, 2004. Included in the consolidated net loss for the three-month period ended December 31, 2005 is a net loss of $6.7 million or ($0.06) per share representing Medarex’s share of the net loss of Celldex for the period.

Medarex’s product development and business accomplishments during the fourth quarter of 2005 include the following:

•                  Initiating a Phase II clinical trial of MDX-066, a fully human antibody to C. difficile Toxin A that is being jointly developed with The Massachusetts Biologic Laboratories for the treatment of C. difficile associated diarrhea;

•                  Announcing the filing of an Investigational New Drug application, or IND, for MEDI-545, a fully human antibody targeting interferon-alpha that is being jointly developed with MedImmune, Inc. for the treatment of active systemic lupus erythematosus;

•                  Receiving an undisclosed milestone payment from Medarex’s licensing partner, Bristol-Myers Squibb Company, for the advancement of BMS-66513, a fully human antibody for cancer, into clinical trials;

•                  Announcing the filing of an IND for an antibody under development by Genmab and Roche for an undisclosed indication; and

•                  Announcing the acquisitions by Celldex of Lorantis and Alteris’s assets, which provided Celldex with approximately $30 million in cash and several preclinical and clinical programs.

In addition to fourth quarter events, other 2005 highlights include:

•                  Receiving the James D. Watson Helix Award and the Ernst & Young Entrepreneur of the Year Award in recognition of Medarex’s accomplishments in the biotechnology industry and for Dr. Drakeman’s entrepreneurial leadership in New Jersey, respectively;

•                  Presenting positive Phase II and Phase I/II data from multiple ipilimumab clinical trials at medical conferences, including the American Association for Cancer Research (AACR), the American Society of Clinical Oncology (ASCO) and the Society of Surgical Oncology (SSO);

•                  Initiating a Phase I clinical trial of MDX-1100, a fully human anti-IP10 antibody, for the treatment of ulcerative colitis;

•                  Announcing an IND filing for Valortim™, a fully human antibody for anthrax, that is being jointly developed with PharmAthene, Inc.;

•                  Receiving a milestone payment from Amgen, Inc. for the advancement of Amgen’s third UltiMAb®-derived antibody into clinical development;

•                  Entering into separate collaboration agreements with Boehringer Ingelheim and ImClone Systems Incorporated for the development of fully human antibodies for disease targets;

•                  Collaborating with Ono Pharmaceutical Co. Ltd. for the development of a fully human anti-PD-1 antibody for the potential treatment of cancer;

•                  Enhancing our oncology pipeline and creating partnership opportunities with the unveiling of our proprietary Ultra-Potent Toxin™ technology for creating antibody-toxin conjugates; and

•                  Completing the redemption and related conversion of approximately $147.0 million of 4.25% Convertible Senior Notes due August 15, 2010 into Medarex common stock.

“2005 was an exciting year for Medarex as we and our partners continued to broaden the pipeline by advancing products into Phase III clinical trials and moving new products into clinical development,” said Donald L. Drakeman, President and CEO of Medarex. “Additionally, we continued to execute on our business strategy by collaborating with new partners, announcing positive clinical data at key scientific and medical conferences and expanding our antibody technology to include toxin conjugates. We were honored to have been recognized in 2005 for our achievements in the biotechnology industry, and we believe that 2006 and the years to come will be marked by even more exciting accomplishments as we move our products toward commercialization.”

Medarex will hold a public conference call today, March 6, 2006, at 4:30 PM Eastern Time to discuss earnings and other business results. To access the call live, please dial 1-800-322-2803 within the U.S. or 1-617-614-4925 outside the U.S. The conference call passcode number is 20239831. The call will also be broadcast live via the Internet at www.medarex.com/Investor/Webcasts.htm.  An archived broadcast of the call will be available until midnight Eastern Time, March 20, 2006. The archive may be accessed via the Internet at www.medarex.com or by dialing 1-888-286-8010 within the U.S. or 1-617-801-6888 outside the U.S. The archive conference call passcode number is 61872385.

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners. Thirty of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with four of the most advanced product candidates currently in Phase III clinical trials. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”;

“expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties related to product manufacturing, risks associated with the use of hazardous substances as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent Quarterly Reports on Form 10-Q.  There can be no assurance that such development efforts will succeed or that other developed products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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Medarex®, the Medarex logo and UltiMAb® are registered trademarks of Medarex, Inc. All rights are reserved.

MEDAREX, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended December 31,		Three Months Ended December 31,
			(unaudited)
	2005	2004	2005	2004

Contract and license revenues	$34,293	$12,474	$8,424	$4,953
Reimbursement of development costs	17,162	—	5,317	—
Total revenues	51,455	12,474	13,741	4,953

Costs and expenses:
Research and development	135,847	122,007	40,045	28,312
General and administrative	28,054	24,314	10,092	7,329
Acquisition of in-process technology	8,447	5,455	8,447	16
Operating loss	(120,893)	(139,302)	(44,843)	(30,704)
Equity in net loss of affiliate	(6,323)	(19,791)	(2,850)	(5,313)
Interest income (expense), net	10,507	(5,684)	2,224	(3,988)
Impairment loss on investments	(33,347)	(7,309)	(4,082)	(6,993)
Minority interest - Celldex	4,410	—	4,410	—
Debt conversion expense and net loss on extinguishment of debt	—	(14,392)	—	(10,151)
Loss before provision (benefit) for income taxes	(145,646)	(186,478)	(45,141)	(57,149)
Provision (benefit) for income taxes	358	31	72	(160)
Net loss	$(146,004)	$(186,509)	$(45,213)	$(56,989)

Basic and diluted net loss per share	$(1.32)	$(2.29)	$(0.40)	$(0.66)

Weighted average number of common shares outstanding during the year - basic and diluted	110,309	81,494	111,688	85,814

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2005	December 31, 2004
		(1)

Cash, cash equivalents and marketable securities - Medarex	$326,095	$374,507
Cash and cash equivalents - Celldex	25,212	—
Segregated securities	—	12,301
Other current assets	31,608	6,708
Property, buildings and equipment, net	85,984	89,880
Investments in, and advances to affiliate and partners	9,655	53,345
Segregated cash - non current	2,033	1,700
Other assets	6,289	10,904
	$486,876	$549,345

Current liabilities	$53,716	$52,406
Other liabilities	110,859	92,564
Convertible notes	150,000	296,986
Minority interest	11,590	—
Shareholders’ equity	160,711	107,389
	$486,876	$549,345

(1) Derived from the December 31, 2004 audited financial statements. For further information, refer to the financial statements and footnotes there to included in Medarex’s annual report on Form 10-K for the year ended December 31, 2004.

MEDAREX, INC.

Condensed Statements of Operations

(excluding Celldex Therapeutics, Inc.)

(In thousands, except per share data)

	Year Ended December 31,		Three Months Ended December 31,
	(unaudited)		(unaudited)
	2005	2004	2005	2004

Contract and license revenues	$34,233	$12,474	$8,398	$4,953
Reimbursement of development costs	17,162	—	5,317	—
Total revenues	51,395	12,474	13,715	4,953
Costs and expenses:
Research and development	130,519	122,007	37,483	28,312
General and administrative	24,507	24,314	9,675	7,329
Acquisition of in-process technology	—	5,455	—	16
Operating loss	(103,631)	(139,302)	(33,443)	(30,704)
Equity in net loss of affiliate	(6,323)	(19,791)	(2,850)	(5,313)
Interest income (expense), net	10,217	(5,684)	1,934	(3,988)
Impairment loss on investments	(33,347)	(7,309)	(4,082)	(6,993)
Debt conversion expense and net loss on extinguishment of debt	—	(14,392)	—	(10,151)
Loss before provision (benefit) for income taxes	(133,084)	(186,478)	(38,441)	(57,149)
Provision (benefit) for income taxes	358	31	72	(160)
Net loss	$(133,442)	$(186,509)	$(38,513)	$(56,989)

Basic and diluted net loss per share	$(1.21)	$(2.29)	$(0.34)	$(0.66)

Weighted average number of common shares outstanding during the year - basic and diluted	110,309	81,494	111,688	85,814

MEDAREX, INC.

Reconciliation of GAAP Net Loss to Non-GAAP Net Loss (1)

(In thousands, except per share data)

(Unaudited)

GAAP Net loss	$(146,002)	$(45,211)
Celldex Net loss	16,971	11,110
Minority interest - Celldex	(4,410)	(4,410)
Non-GAAP Net loss	$(133,441)	$(38,511)

GAAP Net loss per share, basic and diluted	$(1.32)	$(0.40)

Non-GAAP Net loss per share, basic and diluted	$(1.21)	$(0.34)

Shares used in computing basic and diluted Non-GAAP net loss per share	110,309	111,688

(1)  These 2005 Non-GAAP amounts are intended to illustrate Medarex’s results of operations for the year ended December 31, 2005 and the three-month period ended December 31, 2005, excluding the operations of Celldex. Celldex’s operations relate primarily to the research, development and commercialization of therapeutic vaccines, which is outside the scope of Medarex’s core business operations. As a result, in management's view, the inclusion of the operations of Celldex are not necessarily indicative of or directly attributable to Medarex’s continuing operations, and, therefore, management of Medarex believes that the Non-GAAP results are a useful measure of Medarex’s continuing results of operations.